Exhibit 10.7
FAIRNESS OPINION

Prepared in conjunction with
A Sale & Purchase of Assets by

Bluegate Corporation
("SELLER")

And

A Sperco Entity, Trilliant Corporation and SAI Corporation
("PURCHASERS")

November 6, 2009

November 6, 2009

Mr. Charles Leibold
Chief Financial Officer
Bluegate Corporation
701 North Post Oak Road, Suite 600
Houston, Texas 77024

Dear Mr. Leibold:

Convergent Capital Appraisers, LLC (CCA) has been engaged by Bluegate Corporation (Company or Bluegate or BGAT) to render a Fairness Opinion in regard to the following described transactions.

Stephen Sperco (through a Sperco entity controlled by him) will purchase certain assets from Bluegate Corporation (“BGAT”) with payment made by a combination of cash and the conversion of debt. The assets to be purchased will be the BGAT Medical Grade Network (“MGN”) operation that supports clients with field engineers, consulting, and the sale of product. Trilliant Corporation will purchase certain assets from BGAT with a cash payment. The assets to be purchased will be the Trilliant Technology Groups (“TTG”) consulting operation. SAI Corporation (“SAIC”) will purchase certain assets from BGAT in exchange for a Mutual Release in Full of certain claims. The assets to be purchased will be the Healthcare Information Management Systems (“HIMS”) consulting operation.  The remaining  Carrier/Circuit business  will remain in Bluegate Corporation.

Compliance Standards - 5150 Fairness Opinions*
While we are not specifically bound by the pronouncements of the Financial Industry Regulatory Authority, Inc. (FINRA- formerly the National Association of Securities Dealers NASD), it is our assessment that since the guidelines have been endorsed by the United States Securities and Exchange Commission (SEC) as being consistent with current disclosure regulations, we believe it prudent to comply with the following disclosures.
*This rule was introduced with the filing of SR-FINRA-2008-028 which has been approved by the SEC. This rule became effective on December 15, 2008.

Disclosures
If at the time a fairness opinion is issued to the board of directors of a company the member issuing the fairness opinion knows or has reason to know that the fairness opinion will be provided or described to the company's public shareholders, the member must disclose in the fairness opinion:

(1) if the member has acted as a financial advisor to any party to the transaction that is the subject of the fairness opinion, and, if applicable, that it will receive compensation that is contingent upon the successful completion of the transaction, for rendering the fairness opinion and/or serving as an advisor;

(2) if the member will receive any other significant payment or compensation contingent upon the successful completion of the transaction;

(3) any material relationships that existed during the past two years or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between the member and any party to the transaction that is the subject of the fairness opinion;

(4) if any information that formed a substantial basis for the fairness opinion that was supplied to the member by the company requesting the opinion concerning the companies that are parties to the transaction has been independently verified by the member, and if so, a description of the information or categories of information that were verified;

(5) whether or not the fairness opinion was approved or issued by a fairness committee; and

(6) whether or not the fairness opinion expresses an opinion about the fairness of the amount or nature of the compensation to any of the company's officers, directors or employees, or class of such persons, relative to the compensation to the public shareholders of the company.

Disclosure Responses
CCA has not had and does not anticipate any involvement in the foregoing transaction except to the extent of rendering this opinion regarding the fairness of the transaction.

CCA’s compensation in this matter is being paid by Bluegate Corporation and is based upon hourly rates and a total fee estimate that has been contractually agreed.

The only relationship with Bluegate and CCA is through the predecessor firm of McClure, Schumacher & Associates, LLP which provided valuation services relative to accounting issues and FASB 141 in conjunction with the purchase of Trilliant in 2006 and 2007.

We have not attempted to verify independently public or private information considered in our valuation.

We have expressed no opinions regarding the compensation of any parties to this transaction.

Conclusion
Based upon the criteria outlined in this report, and based upon our research and analysis, it is our opinion that: (i) the overall terms and conditions of the Purchase Transaction are fair from a financial point of view and (ii) pursuant to the Transaction Terms, the shareholders of Bluegate are receiving no less than adequate consideration.

Company Overview
The following business description is taken from the Company’s second quarter 10Q, filed in July 2009.  The Company has been trying to establish itself as a leader in the healthcare information technology business.  The efforts have not been successful as indicated by the subsequent financial information that shows continuous losses and the auditor’s opinion regarding questions of “going concern.”

OUR BUSINESS
Bluegate provides the nation's only Medical Grade Network that facilitates physician and clinical integration between hospitals and physicians in a secure private environment. As a leader in providing the Healthcare industry outsourced Information Technology (IT) solutions and remote IT management services, Bluegate provides hospitals and physicians with a single source solution for all of their clinical integration and IT needs. Additionally Bluegate provides IT and telecommunications consulting through its professional services organization.

CONSULTING PRACTICE
Healthcare institutions have very unique requirements not found in a typical commercial environment. Our Healthcare consulting practice works with medical facilities and systems on evaluation, procurement and implementation of healthcare related voice, data, video, infrastructure and applications for the Healthcare environment with a particular emphasis on the deployment of Electronic Medical Record applications. Our IT/Telecommunications consulting practice works in various industry verticals providing evaluation, procurement and implementation of IT/Telecommunications solutions for our clients. Our Applications consulting practice provides specific applications development, enhancement, coding, and integration work for various industry verticals.

OUTSOURCING
Our outsourcing offering includes help desk support and break-fix operations as well as acquisition and special financing of equipment and services. It also can include provisions for technology refresh, change management, and level of service agreements. Our target market for such services consists of private-practice physicians whose office staffs typically lack the in-house technical expertise to support mission-critical computer systems and associated hardware. In many cases, these private-practice physicians are affiliated with our larger medical facility clients, creating a logical foundation for Bluegate to establish and maintain long-term business relationships.

SYSTEMS INTEGRATION AND MANAGED SECURITY SOLUTIONS
Our systems integration and managed security group enables secure, HIPAA-compliant data communication between hospitals, medical facilities and physician practices from all locations via the services of our Bluegate Medical Grade Network ultimately enhancing patient care. We also provide affordable access to compatible medical-focused content and applications over a secure IT infrastructure to improve practice efficiency and service. We extend IT Best Practices to the edge of the healthcare network ensuring every access point for the physician and healthcare location is as secure as the hospital itself.

MARKET OPPORTUNITY IN HEALTHCARE
Electronic data communication networks have vast potential for enhancing the quality of patient care, mitigating the soaring costs of healthcare, and protecting patient privacy. To harness this potential, the current administration, Congress, and administrative agencies are advocating that all physicians get connected to the proposed national health information network (NHIN) system. A NHIN is expected to enable physicians to write electronic prescriptions (eRx) and securely share patient electronic health records (EHR), including medical images, with other healthcare providers at hospitals, clinics, and individual physician offices.

In order to access and use the NHIN, individual physicians must have the appropriate IT environment at their offices, and the hospitals where they admit patients. Further, the hospitals' credentialed physicians must be on a common HIPAA compliant network. Once the hospital has installed the necessary secure electronic connectivity behind their firewall, the "last mile" of connectivity, the figurative distance from the telecommunication provider's switch to an end user (i.e. the physician), still presents a major challenge. In addition to being HIPAA-compliant, the networks also need to be interoperable, which requires assessing and augmenting physicians' existing IT equipment and resources. Adequate training and technical support is necessary to ensure the highest possible network availability and security and the ability to move and manage information back and forth.

The Administrative Simplification provisions of Title II of HIPAA require the United States Department of Health and Human Services to establish national standards for electronic healthcare transactions and national identifiers for providers, health plans, and employers. It also addresses the security and privacy of health data. Adopting these standards will improve the efficiency and effectiveness of the nation's Healthcare system by encouraging the widespread use of electronic data interchange in Healthcare. As the result of increasing pressure for healthcare providers to adopt electronic health records and the favorable healthcare IT environment created by the Stark Law exceptions there is rapidly increasing demand for Bluegate's networks, technologies, remote management, and professional IT services.

BLUEGATE STRATEGY
Healthcare
Our current short term strategies are to: (1) increase our market penetration of the Houston hospital, centralized Healthcare, and physician markets; (2) commence deployment of services in other Texas cities; and, (3) commence deployment of services in other cities in the U.S. Our long term strategy is fivefold: (1) fill as much of the national HIPAA-compliant secured communications void that exists between the physician and the hospital as we can; (2) sell our services to the physicians that utilize our Medical Grade Network  enabling them to choose Bluegate as their electronic  health solutions firm and as the IT outsource firm of choice for all of their technology needs; (3) to be "THE" IT solutions resource to medical institutions, Healthcare facilities, regional health information organizations (RHIOs), and centralized Healthcare organizations (HCOs) for all their IT needs; (4) partner with a wide array of third party providers of software, managed systems, pharmacy benefits, and many other applications that must run on electronic networks and be installed in hospitals, HCOs and medical practices; and (5) become the premier "boutique" consulting practice supporting the deployment of Electronic Medical Record systems and services.

Professional Services
In addition to the Professional Services initiatives in Healthcare, Bluegate intends to continue to grow in the following areas through its Trilliant Technology Group organization: (1) Further establish its reputation as one of the top Telecommunications consulting organizations in the U.S.; and (2) expand its IT Infrastructure consulting base.

GOING CONCERN ISSUES
We remain dependent on outside sources of funding for continuation of our operations. Our independent registered public accounting firm included a going concern qualification in their report dated April 9, 2009 (included in our annual report on Form 10-K for the year ended December 31, 2008), which raises substantial doubt about our ability to continue as a going concern.

During the six months ended June 30, 2009 and the year ended December 31, 2008, we have been unable to generate cash flows sufficient to support our operations and have been dependent on debt and equity raised from qualified individual investors and loans from a related party.

During the six months ended June 30, 2009 and 2008, we experienced negative financial results as follows:

Six Months Ended June 30,	2009	2008
Net loss	$(41,102)	$(1,424,496)
Negative cash flow from operations	$(127,269)	$(208,669)
Negative working capital	$(1,505,020)	$(1,243,245)
Stockholders' deficit	$(1,477,367)	$(1,189,289)

These factors raise substantial doubt about our ability to continue as a going concern. The financial statements contained herein do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should we be unable to continue in existence. Our ability to continue as a going concern is dependent upon our ability to generate sufficient cash flows to meet our obligations on a timely basis, to obtain additional financing as may be required, and ultimately to attain profitable operations. However, there is no assurance that profitable operations or sufficient cash flows will occur in the future.

We have supported the above operations by: (1) loans from a related party, (2) raising additional operating cash through the private sale of our preferred and common stock, (3) selling convertible debt and common stock to certain key stockholders and (4) issuing stock and options as compensation to certain employees and vendors in lieu of cash payments.

These steps have provided us with the cash flows to continue our business plan, but have not resulted in significant improvement in our financial position. We are considering alternatives to address our cash flow situation that include: (1) raising capital through additional sale of our common stock and/or debt Securities and (2) reducing cash operating expenses to levels that are in line with current revenues.

These alternatives could result in substantial dilution of existing stockholders. There can be no assurance that our current financial position can be improved, that we can raise additional working capital or that we can achieve positive cash flows from operations. Our long-term viability as a going concern is dependent upon the following:
- Our ability to locate sources of debt or equity funding to meet current commitments and near-term future requirements.
- Our ability to achieve profitability and ultimately generate sufficient cash flow from operations to sustain our continuing operations.

Updated Financial Analysis
In preparing this report, we requested that Management through Mr. Charles Leibold prepare an updated assessment of the financial picture of the Company as of the middle of October 2009.  The response is as follows:

•	Bluegate Corporation is a public company traded on the OTCBB with 26 million shares outstanding (50% of the outstanding shares are owned by three directors who have differences among themselves).

•	Bluegate has had negative cash flow problems for several years and has never received a clean opinion from the external auditors which have consistently cited “going concern” issues.

•
Revenue is decreasing as two lines of business Trilliant Techology Group (TTG) and Healthcare Information Management Systems (HIMS) have not generated any substantial new business over the past year and will go dormant by end of November 2009.  (2009 first half of year had Revenue of ~$2M with P/L at around break-even, 2009 Q3 will have Revenue ~$760K with a loss from operations of ~$60K, and Forecast for 2009 Q4 is Revenue ~$460K with a loss from operations of ~$300K)

•
Current liabilities (there is no long term debt) of approximately $1,900,000 exceed current assets of approximately $300,000.  Of the $1,900,000 of liabilities, approximately $1,500,000 is owed to related parties - Single secured creditor for $1,300,000 with UCC filing on all of the Company’s assets and stock (from entity controlled by CEO/Director) and approximately $90,000 from two Directors who were formerly officers.

•	Operation will not have cash to sustain another 30-45 days

Items of Intangible Value within Bluegate – Not Included in the Sale
Public filings indicate that the Company has a negative net worth based on tangible assets.  The following analysis examines the items of value that may not be reported on the financial statements at fair value as defined below.

The Statement of Financial Accounting Standards No. 157(FAS 157)
“Fair Value” is defined in FAS 157 as: the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  Because that exit price objective applies for all assets and liabilities measured at fair value, any fair value measurement requires that the reporting entity determine:
· The particular asset or liability that is the subject of the measurement (consistent with its unit of account);
· For an asset, the valuation premise appropriate for the measurement (consistent with its highest and best use);
· The principal (or most advantageous) market for the asset or liability (for an asset, consistent with its highest and best use);

· The valuation technique(s) appropriate for the measurement, considering the availability of data with which to develop inputs that represent the assumptions that market participants would use in pricing the asset or liability and the level in the fair value hierarchy within which the inputs fall.

At the end of the business description filed with the SEC (excerpted previously), there is a note regarding networking services.  This operation appears to be the only one that has on-going value because there is an expectation that it will generate a consistent flow of cash flow in excess of the cost of services.  It provides internet connectivity to corporate clients on a subscription basis; essentially operating as a broker.  It has several customers and expects to generate about $350,000 in revenue and net about $180,000 in gross margin or profit.  In addition, whenever there are technical issues or an opportunity to provide IT support, those tasks have traditionally been referred to other operations within the Company or to outside contractors.  This operation is NOT included in the contemplated transactions and it is to remain with Bluegate Corporation.

Terms of the Deal
A Sperco entity is an entity owned by Mr. Stephen Sperco who is also the largest shareholder of Bluegate Corporation (BGAT) holding 4.5 million out of a total of 26 million shares outstanding.  The MGN tangible and intangible assets purchased from BGAT will be moved into a Sperco entity and the HIMS tangible assets purchased from BGAT will be moved into SAI Corporation (“SAIC”) which an entity is owned by Stephen Sperco.

Sperco entity’s’s purchase price for the MGN assets will consist of $100,000 cash and $100,000 in forgiveness of debt, plus an adjustment on a dollar for dollar basis for any working capital.  SAI C’s purchase price for the HIMS assets will consist of a Mutual Release in Full of certain claims. The only tangible assets to be transferred will be about $40,000 worth of furniture, fixtures and electronic equipment that are part of the MGN and HIMS operations.

The intangible assets include the following:
1.	Medical Grade Network
a.	a registered mark – “Medical Grade Network”
b.	a workforce of about 11 people
c.	approved vendor status for the following:

MHHNP	Memorial Hermann Health Ntwrk Prov-9401
Northwestern Memorial Hospital	Bone and Joint Clinic of Houston
Renaissance HealthCare Systems	Global Imaging
Memorial Hermann Health Sys-Radiology	Malcolm Bremer, MD
Houston Digestive Disease Consultants	Southwest Nephrology Associates, LLP
Advanced Orthopedics & Sports Medicine	Cindy Ivanhoe, MD, PA
Diabetes Centers of America	Northwest Oral Maxillofacial Surgery
G.I. Specialists of Houston, LLP	Women's Healthcare of Houston
Memorial MRI & Diagnostic	Neurology, Headache & Pain
Houston Allergy & Asthma Associates	Houston Fertility Institute
Urology Associates	Memorial Hermann Home Health
Pulmonary Critical Care & Sleep Medicine	Cardiology Associates of Houston
Texan Imaging Centers (formerly Okomed)	Center for Pain Recovery, PA
Gateway To Care	Dynamic Orthotics and Prosthetics
Leachman Cardiology Associates, PA	US Imaging

2.	Healthcare Information Management Systems
Since the HIMS operation has no on-going business it will go dormant by the end of November 2009, and it is our assessment that without on-going operations this operation has no intangible fair value.
3.
Trilliant Corporation’s (“Trilliant”) (a company owned by William Koehler, former Director/Corporate Officer of BGAT) purchase price for Trilliant Technology Group, Inc’s. (“TTG”) assets of $5,000 cash and will include:

a.	the Trilliant corporate name
b.	future revenues of about $20,000 (residual work on two ending contracts – which will require hiring contract labor which is expected to cost as much as the revenue)

In additional to the tangible and intangible assets, it is important to note the following circumstances and details regarding the transaction.

1.	Lease and Labor
a.	BGAT is obligated on a building lease for 7,290 square feet that runs until 2013 and costs about $9,000 per month.
b.	BGAT requires only five or six people to operate its carrier business
c.	The new Sperco entity will require less than 2,000 square feet for all its operations post transaction. This would equate to about 27% of the space or about $2,500 per month.
d.	The new Sperco entity has agreed to supply BGAT with accounting and administrative staff, as well as technical support for the carrier business, at no charge in exchange for free rent.
e.	BGAT intends to sublease as much of the space as possible as soon as possible.
f.	Occupancy by the new Sperco entity will defer to BGAT’s needs and opportunities.

2.	Carrier or Connectivity Operation
a.	This operation is staying with BGAT
b.	This is the only operation of BGAT that has been adequately profitable.
c.
The new Sperco entity is acquiring the Medical Grade Network operation which provides maintenance support to BGAT’s Carrier customers.  As part of the transaction, Sperco agrees to continue providing that support.

3.	Medical Grade Network (MGN) Operation – Fair Value Assessment
a.
Revenues have been declining over the last three years as indicated by the following table.  They appear to have stabilized in 2009 at around $100,000 per month.  The increase in revenues in quarter 3 of 2009 is attributed to several larger dollar projects that are not expected to recur at the historic levels.

b.
For the nine months ended September 2009, this entity generated slightly more than $900,000 in revenues and produced a gross margin (profit after direct costs) of $130,000 or about 14%.  However, after including direct labors costs (reported as compensation) of $150,000, the operation lost $20,000.

c.	It must be noted that BGAT’s corporate overhead expense to maintain this business operation far exceeds an industry norm of 10%, which accounts in part for continuing ongoing losses.
d.
It is our assessment that while “Medical Grade Network” has been registered as a proprietary service mark, it does not appear (based on the trend of revenues and with no pending contracts) to have developed independent commercial recognition.  What value does exist is subsumed within the forecast cash flows as previously analyzed.

2007				2008				2009		
Customer Name	**Q1**	**Q2**	**Q3**	**Q4**	**Q1**	**Q2**	**Q3**	**Q4**	**Q1**	**Q2**	**Q3**
MHHNP	192,775	227,285	181,473	120,268	-	-	-	-	-	-	-
Northwestern Memorial Hospital	61,338	18,592	40,865	54,477	73,722	93,420	116,003	120,249	5,004	-	-
Renaissance HealthCare Systems	48	48	48	48	48	48	(3,800)	-	-	-	-
Memorial Hermann Health Sys-Radiology	66,705	25,088	26,400	26,400	28,400	26,400	26,400	26,400	11,821	3,300	2,200
Houston Digestive Disease Consultants	336	169,557	10,588	14,552	6,690	8,136	12,762	3,162	6,225	8,069	3,664
Advanced Orthopedics & Sports Medicine	57,132	49,464	31,432	12,617	-	-	-	-	-	-	-
Diabetes Centers of America	77,194	46,769	19,292	33,265	33,296	5,945	433	-	-	-	(888)
G.I. Specialists of Houston, LLP	1,364	32,200	38,588	17,036	18,524	3,962	21,741	23,270	6,584	8,474	23,753
Memorial MRI & Diagnostic	-	-	-	9,649	22,297	31,507	29,891	7,602	15,369	24,099	39,786
Houston Allergy & Asthma Associates	6,058	1,511	1,262	1,317	1,882	704	1,400	1,044	1,731	313	885
Urology Associates	1,445	11,907	5,099	2,618	5,343	2,336	4,627	2,342	5,776	1,396	60,051
Pulmonary Critical Care & Sleep Medicine	-	-	-	-	7,249	8,627	30,476	6,276	9,856	7,981	30,885
Texan Imaging Centers (formerly Okomed)	7,187	7,400	2,392	8,435	9,351	6,574	6,328	5,460	9,750	5,660	-
Gateway To Care	9,161	16,045	3,234	4,444	6,440	14,197	(533)	14,809	3,502	6,667	8,082
Leachman Cardiology Associates, PA	-	32,417	18,887	520	450	3,197	24,387	761	2,304	4,244	2,586
Memorial Hermann Health Ntwrk Prov-9401	7,280	6,720	6,720	6,845	6,870	6,870	6,870	6,870	16,115	8,475	5,650
Bone and Joint Clinic of Houston	582	6,969	4,425	4,129	6,539	4,173	18,183	3,083	5,555	21,081	8,351
Global Imaging	-	-	1,702	59,929	2,131	1,400	3,428	3,847	1,586	1,162	4,645
Malcolm Bremer, MD	47,193	3,073	678	-	754	4,929	4,855	526	8,131	3,163	1,692
Southwest Nephrology Associates, LLP	1,164	14,602	4,489	19,016	965	1,053	5,961	2,096	11,904	1,166	3,830
Cindy Ivanhoe, MD, PA	-	-	-	-	-	43,249	10,651	2,682	823	3,161	1,111
Northwest Oral Maxillofacial Surgery	2,396	3,897	5,797	21,253	22,397	(6,237)	1,629	3,323	388	9,605	1,470
Women's Healthcare of Houston	60	60	3,501	1,319	3,058	1,267	4,963	26,013	8,557	2,043	4,230
Neurology, Headache & Pain	891	1,121	1,056	939	14,195	15,552	1,342	5,781	62	-	-
Houston Fertility Institute	3,188	29,554	5,862	12,345	2,738	1,755	140	-	-	-	-
Memorial Hermann Home Health	2,860	4,345	5,445	5,445	5,445	5,445	5,445	5,445	7,655	8,760	5,840
Cardiology Associates of Houston	530	970	15,245	3,214	4,601	5,830	1,850	1,280	6,320	7,544	4,120
Center for Pain Recovery, PA	1,438	1,931	7,455	8,600	4,044	6,252	5,743	3,017	3,659	1,341	594
Dynamic Orthotics and Prosthetics	1,290	7,870	3,366	2,127	5,075	1,943	19,141	7,630	150	-	1,017
US Imaging	-	-	-	-	-	-	215	53,287	355	150	375
Customers exceeding $50,000 revenue from 1/1/07 through 9/30/09	549,615	719,393	445,300	450,808	292,504	298,533	360,529	336,256	149,182	137,853	213,927
Customers not exceeding $50,000 revenue from 1/1/07 through 9/30/09	169,509	289,008	86,624	213,068	130,269	95,942	166,036	145,789	168,703	117,811	125,564
Total	719,124	1,008,401	531,924	663,876	422,773	394,475	526,565	482,045	317,885	255,664	339,491

4.	Healthcare Information Management Systems (“HIMS”) Operation – Fair Value Assessment
a.	Revenues have been steadily declining during the nine months ended September 2009 and the remaining two contracts will end during November 2009.
b.	Since the HIMS operation has no on-going business it will go dormant by the end of November 2009, and it is our assessment that without on-going operations this operation has no intangible fair value.

5.	Trilliant – Fair Value Assessment
a.	This entity has no work force as of the end of September 2009 because of a lack of on-going projects.
b.
The remaining $20,000 in contract revenues will be earned through the use of outside contractors (former Trilliant employees).  The expectation is that the additional cost of using outside contractors rather than employees will consume any profit potential.

c.	The Trilliant name has not been established as a brand although it may be recognized among previous customers.
d.	Given there are no pending contracts and no pending bids, the value of the Trilliant name is considered to be minimal at best.

Motivation for the Transaction

BGAT has not been profitable since inception and the business model has proven to be unsuccessful.  According to Yahoo Finance, the Company has not attracted any mutual fund or institutional investors.  About 13.0 million of the 26 million shares outstanding – about ½ are held by three individuals and one company.  The price of a share has declined from dollars to pennies over the last eight years and volume is negligible.

To resurrect the various operations will require expenditures for marketing and business development.  Given the poor stock performance, it is unlikely that funds could be raised through a stock offering.  The cash flow statement at right shows that over the past two calendar years, approximately $6.25 million ($4.85 mil + $1.40 mil) has been raised through the issuance of stock, options and warrants to fund operating losses which total approximately $6.9 million over the two years ($1.8 mil + $5.1 mil).

All of the Company’s assets are pledged against more than $1 million in debt, so it is unlikely that loans could be secured from traditional lending sources.

It is our assessment that BGAT has approached a financial impasse that has required drastic measures if bankruptcy is to be avoided.

Financial tension within the organization has been caused by reduced compensation and exchanging paychecks for stock as well as major internal restructuring.  This has lead to discord among the current and former Directors which has the potential to escalate to legal action.  If lawsuits are brought into this already dire financial situation, the cost and time delays will undoubtedly destroy what little value is left and bankruptcy will most surely be the inevitable conclusion to BGAT’s existence.

The proposed strategy is to minimize the loss and avoid bankruptcy.  Management believes that first and foremost, the potential litigation must go away if progress is to be made.  To that end, it is our understanding that about $90,000 of the $100,000 cash purchase price paid to BGAT for the MGN assets will be used to repay loans from Mr. Sternberg and Mr. Koehler (two former Directors/employees/corporate officers).  In exchange, they will provide full release and waivers of all claims.

Common Shareholder Dilution

As indicated by the balance sheet at right, even with an infusion of $100,000 and the forgiveness of $100,000 of debt, shareholders’ equity will still be negative.  We see from the previous financial statements that the Company has amassed large losses in the last two years and funded those losses with dilutive shares.  Approximately $1.4 million of cash was raised while $4.8 million of shares / options / warrants were issued to cover expenses.

While the rate of loss has decreased in the last year, there is every expectation that losses will continue if operations are allowed to continue.  To cover those losses, more and more shares will likely be issued as there is no collateral for loans.

Continuing to operate in this fashion will be detrimental to the common shareholders as their ownership value continues to be diluted.

Without the Sperco entity purchase, the common shareholders have little or no hope of realizing any return on their investment.

 Purchase Prices Relative to Fair Value and Fairness
Given the dire financial condition of BGAT, it is unrealistic to suggest that MGN be placed with a business broker to sell because that would likely require between six months and a year to locate a buyer and close the transaction.  Moreover, given the revenue trends, and a lack of future contracts, it is uncertain whether a buyer could be found, particularly in a down economy with tight credit.

Sperco (through entities controlled by him) will be contributing the following values
•	Cash - $100,000
•	Forgiveness of Debt $100,000
•	Accounting and administrative services and technical support for the carrier business as needed in exchange for short term free rent.

The determination of fairness is a measurement of relative values.  Does one party to the transaction benefit disproportionately and to the detriment of another party.  In this case, the question is whether the Sperco entity, SAIC and Trilliant will benefit to the detriment of the common shareholders.

Our analysis of the fair value of the MGN assets included in this transaction indicates that if anything, the price of $200,000 is likely a high price. The total tangible collateral in this transaction is something less than $40,000 which means a loan value in the $30,000 range or less.  TTG has no on-going operations while MGN and HIMS’s operations have been trending downward.

We know that these three operations are insufficient to support BGAT’s overhead and if they are not sold in short order, they will likely cease to exist.

Without these sales, BGAT will continue to be in default on its loans and given the state of financial resources, will be forced to file for bankruptcy protection.  Between legal and trustee fees, what few resources are left will be consumed and the common shareholders will receive nothing.

Conclusion
Based upon the foregoing evidence and analysis, it is our opinion that this transaction is fair from a financial point of view as it provides the common shareholders with more value than any other likely scenario.  Moreover, the prices being paid to BGAT is assessed as meeting or exceeding what we have determined to be a fair value for the assets to be sold to the Sperco entity, SAIC and Trilliant.

Certification
In rendering our opinion, we have relied without independent verification upon the accuracy and completeness of the financial and other information provided by Bluegate Corporation and their agents.

We have assumed such information to be correct and complete in all material aspects.

We have not attempted to independently verify public or private information considered in our valuation.

We have held discussions with Management regarding the condition and outlook for its operations, and have made such other investigations and analyses, as we have deemed necessary.

We have assumed that there has been no material change in Bluegate Corporation’s financial condition, results of operations, business or prospects since the date of the last financial statements unless otherwise noted.

We believe that the analysis of management’s anticipated performance and resulting lack of cash flow is a reasonable estimation, based upon past performance and based on the information available to us at this time.  In addition, Bluegate Corporation’s management has represented that there are no pending contracts or work in progress that have not been disclosed.

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances.  Therefore, such an opinion is not readily susceptible to the partial analysis or summary description.  Furthermore, in arriving at our opinion, we did not attribute any particular weight to any specific analysis or factor.  Rather, we have made qualitative judgments as to the significance and relevance of each.

Accordingly, Convergent Capital Appraisers believes that our analysis must be considered as a whole.

In our analyses, we made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Bluegate Corporation.  Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein.

Convergent Capital Appraisers or through a predecessor firm McClure, Schumacher and Associates, LLP have previously performed independent valuations of Bluegate Corporation or related entities.

Neither Convergent Capital Appraisers nor the individuals involved with this analysis have any present or contemplated future interest in the Plan or Bluegate Corporation or any other interest that might tend to prevent making a fair and unbiased appraisal.

These conclusions are based upon methodologies and financial fairness considerations that we deem appropriate.  In accordance with recognized professional ethics, our fees for this service are not contingent upon the opinions expressed herein.

This Opinion is delivered subject to the conditions, scope of the engagement, limitations and understandings set forth in this Opinion and our engagement letter.

Convergent Capital Appraisers’ fees and expenses are being paid by Bluegate Corporation and certain covenants and representations have been made by Bluegate Corporation.

Sincerely,

By: /s/ Jeffrey A. Schumacher
Jeffrey A. Schumacher

Interviews
Multiple teleconferences were held with Mr. Charles Leibold over the period of October 21 through November 6, 2009.  The report has been submitted in draft form to the Board of Directors for review and comment.

Upon receiving the Board’s comments and suggestions, the report was finalized and signature affixed.

Bibliography

•	Bluegate Corporation SEC filing 10Q for the quarters ended 2005 – 2008
•	Internally prepared financial statements and supporting as well as specially prepared related schedules for the nine months ended September 2009
•	Synopsis of the purchase and sale contract between the Sperco entity and Bluegate Corporation

Curriculum Vitae
Jeffrey A. Schumacher, CPA, ABV, ASA

EDUCATION & CERTIFICATIONS
Certified Public Accountant (CPA) State of Texas
Accredited in Business Valuation (ABV)
American Institute of Certified Public Accountants
Accredited Senior Appraiser / Business Valuation (ASA)
American Society of Appraisers
B.B.A.  (1976) Finance Major  Valparaiso University

PROFESSIONAL AFFILIATIONS
American Institute of Certified Public Accountants
American Society of Appraisers – Accredited Senior Member
ASA Houston Chapter Treasurer 2003-2004
ASA Houston Chapter President 2004-2005

PROFESSIONAL EXPERIENCE

2007 - Present                                FOUNDER and MANAGING MEMBER
Convergent Capital Appraisers LLC
Houston, Texas

Business valuation, forensic analysis, special issue damages, business interruption claims, interim management, litigation support, family law issues, valuation and consulting in mergers and acquisitions, partnership dissolutions, dissenting stockholder disputes, ESOP appraisals, partnership disputes, insurance fraud, patent infringement and estate and gift taxation issues.  Jeff was a pioneer in the design of business valuation software beginning in the early 1980s.

1996 - 2007                                FOUNDER and PARTNER
McClure, Schumacher & Associates L.L.P.
Houston, Texas

Business appraisal, litigation support, financial consulting and mergers and acquisitions

1990 - 1996                                FOUNDER and PARTNER
Smith & Schumacher
Houston, Texas

Business appraisal, litigation support, financial consulting and mergers and acquisitions

1983 - 1990                                ANALYST

Served as a contract financial analyst for several valuation firms in Houston and Dallas, Texas.  These firms included Certified Business Brokers, Abraham & Associates, Highview Services, Aden-Smith, and American Business Group.

SPEAKING ENGAGEMENTS
Texas Society of Certified Public Accountants
1995, 1996, 1997 Asset Protection through Family Limited Partnerships

1994 Litigation Support Conference – Commercial vs. Personal Goodwill

1997 Litigation Support Conference - Discounts – What’s Fair
1997 Galveston Family CPE Conference - Basics of Business Valuation
1998 Galveston Family CPE Conference - Use and Abuse of Discounts
1999 South Texas School of Law – Litigation Support Conference –Daubert Discussion Panelist
2000 Advanced Family Law Conference – Internet Research & Sites
2000 South Texas School of Law – Litigation Support Conference – Damage Models Discussion Panelist
AWSPA-ASWA 54th Annual Conference
1994 Basic Business Valuation Techniques and Issues
Houston Bar Association, Family Law Section
1995 Appraising the Appraiser: Family Law Valuations
2003 Section 1041 and Marital Property Divisions
American Society of Appraisers
1998 Daubert & Robinson
Northeast Harris County Bar Association
2000 Equitable Interest
University of Houston
2002 Business Valuation - Discounts
2003 Business Valuation - Discounts
2004 Business Valuation – Discounts
Financial Consulting Group
2004 A multiple Regression Model for Predicting Discounts
Materials Marketing Associates, Inc.
2008 Annual Meeting, Miami, FL – Business Valuation and Exit Strategies

PUBLICATIONS
Houston Business Journal July 16-22, 1999
So How Much Is My Closely Held Business Worth?
Houston Business Journal May 16-22, 2003
Small Business Owners May Face Big Challenges in Divorce Court
Valuation Strategies September/October 2005
Estimating Minority Interest Discounts